Exhibit 10.2

Cubist Pharmaceuticals, Inc.

Director Compensation, Benefits, Programs

Effective January 1, 2006

Director Compensation

Element	Compensation
Retainer	Chairman of the Board - $20,000 Lead Director - $15,000 Board Member - $10,000
Initial Option Grant	10,000 options
Annual Option Grant

10,000 options plus additional options if the Company outperforms the peer group index for the preceding calendar year.

Overperformance: 100%-109% of the index’s performance = 2,500 options
Overperformance: 110%-124% of the index’s performance = 5,000 options
Overperformance: 125%+ of the index’s performance = 7,500 options

Board Meetings	$3,000 per meeting (in person) $1,000 per meeting (by phone)
Committee Meetings	$1,000 per meeting (in person or by phone)
Committee Chairmen	$1,000 additional per meeting led
Chairman of the Board	$1,000 additional per Board Meeting led and 2 times options of regular outside director
Lead Director	$1,000 additional per Board Meeting led and 1.5 times options of regular outside director

Director Benefits

Expense Reimbursement

Cubist shall reimburse the cost of all reasonable travel related expenses and meals incurred in connection with attending Board or Committee Meetings. Directors should travel one class below first class. Exceptions will be handled on a case-by-case basis and should be submitted to the Chairman (or, if there is no Chairman, the Lead Director)

D & O Insurance	Cubist provides Director & Officer Insurance for all Board Members.
NACD Membership	Cubist provides a membership to the National Association of Corporate Directors for all Board Members
Director Education Programs

Cubist supports director education and will reimburse directors for reasonable expenses incurred in connection with participation in director education programs. Directors are expected to report all such participation to the Secretary of the Corporation. Cubist also provides in-house direction education and has a Director Orientation Program.